Exhibit 99.1
NuStar Energy L.P. Reports Increased EPU, EBITDA and DCF in the Third Quarter of 2015
Distribution Coverage Ratio 1.05 times for the Quarter
Storage Lease Revenues Rise 17%
Pipeline Segment Throughput Volumes Continue to Grow

SAN ANTONIO, November 3, 2015 - NuStar Energy L.P. (NYSE: NS) today announced third quarter 2015 distributable cash flow (DCF) from continuing operations available to limited partners was $89.4 million, or $1.15 per unit, compared to 2014 third quarter DCF from continuing operations available to limited partners of $87.9 million, or $1.13 per unit. For the nine months ended September 30, 2015, DCF from continuing operations available to limited partners was $288.3 million, or $3.70 per unit, compared to $259.4 million, or $3.33 per unit, for the nine months ended September 30, 2014.

Third quarter 2015 earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations were $155.1 million, compared to third quarter 2014 EBITDA from continuing operations of $145.1 million. For the nine months ended September 30, 2015, the partnership reported $512.1 million of EBITDA from continuing operations, compared to $411.9 million for the nine months ended September 30, 2014.

The partnership reported third quarter 2015 net income applicable to limited partners of $52.9 million, or $0.68 per unit, compared to $50.1 million, or $0.64 per unit, earned in the third quarter of 2014. For the nine months ended September 30, 2015, net income applicable to limited partners was $209.9 million, or $2.69 per unit, compared to net income applicable to limited partners of $121.8 million, or $1.56 per unit, for the nine months ended September 30, 2014.

Absent a gain related to our January 2, 2015 acquisition of the remaining 50% ownership in the Linden terminal, adjusted EBITDA from continuing operations for the nine months ended September 30, 2015 would have been $455.8 million, while adjusted net income applicable to limited partners would have been $154.7 million, or $1.98 per unit.

As previously announced on October 30, 2015, the third quarter 2015 distribution of $1.095 per unit will be paid on November 13, 2015 to holders of record as of November 9, 2015.

“Higher storage utilization and positive renewals at several of our terminals, as well as the added benefit from our Linden terminal acquisition, contributed to a 17% increase in storage lease revenues for the quarter,” said Brad Barron, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC. “Despite the recent pullback in domestic shale production, overall our pipeline segment experienced improved crude and refined products throughput volumes, compared to the same quarter last year.”

Barron went on to say, “Due to the continued strength of our core, fee-based operations, we achieved a healthy distribution coverage ratio of 1.05 times, our sixth consecutive quarter above 1.0 times, and we remain on track to cover the distribution for the full-year.”

Earnings Guidance
Barron continued, “We haven’t changed our overall view of 2015 from what we conveyed to you in the past, but we have adjusted our expectations for each segment. We now expect our pipeline segment EBITDA to be $25 to $35 million higher than 2014, which is less than prior guidance, due to lower expected throughputs on our crude oil pipeline system as a result of recent Eagle Ford shale production declines. Our 2015 storage segment EBITDA, on the other hand, should be $40 to $50 million over 2014, higher than we previously anticipated, due to better than expected throughput activity and renewals, as well as insurance proceeds related to our Linden terminal that we expect to receive in the fourth quarter.” Barron then said, “Our fuels marketing segment EBITDA is now projected to be in the range of $10 to $20 million, less than previous guidance, due to weaker than expected margins across the segment.
“We expect our 2015 strategic capital spending, which includes internal growth and acquisition spending, to be $435 to $445 million. Our anticipated 2015 reliability capital spending has been reduced slightly to reflect estimated savings and is now expected to be $30 to $40 million.”
Looking ahead to 2016, Barron commented, “We expect increased throughputs on our refined product pipelines to be largely offset by lower projected Eagle Ford crude oil system volumes. As a result, our pipeline segment’s 2016 EBITDA should be

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comparable to slightly higher than 2015. We expect 2016 storage segment EBITDA to decrease $15 to $35 million compared to 2015, primarily due to lower projected storage throughputs at our North Beach terminal that serves our South Texas Pipeline System and the absence of expected current year insurance proceeds in 2016. We project 2016 EBITDA in our fuels marketing segment to be $15 to $35 million.
“With regard to capital spending projections for 2016, we plan to spend $360 to $380 million on strategic capital spending and $35 to $45 million on reliability capital spending.”
Barron concluded by saying, “Based on our current projections, we expect to cover our distribution again for the full-year 2016.”

Third Quarter 2015 Earnings Conference Call Details
A conference call with management is scheduled for 2:00 p.m. CT today, November 3, 2015, to discuss the financial and operational results for the third quarter of 2015. Investors interested in listening to the presentation may call 800/622-7620, passcode 51999749. International callers may access the presentation by dialing 706/645-0327, passcode 51999749. The partnership intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 51999749. International callers may access the playback by calling 404/537-3406, passcode 51999749. The playback will be available until 10:59 p.m. CT on November 30, 2015.

Investors interested in listening to the live presentation or a replay via the internet may access the presentation directly by clicking here or by logging on to NuStar Energy L.P.’s Web site at www.nustarenergy.com.

The presentation will disclose certain non-GAAP financial measures. Reconciliations of certain of these non-GAAP financial measures to U.S. GAAP may be found in this press release, with additional reconciliations located on the Financials page of the Investors section of NuStar Energy L.P.’s Web site at www.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation.  NuStar currently has approximately 8,700 miles of pipeline and 79 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids.  The partnership’s combined system has approximately 93 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, and the United Kingdom.  For more information, visit NuStar Energy L.P.'s Web site at www.nustarenergy.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar Energy L.P.’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar Energy L.P.’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar Energy L.P., are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements regarding future events, such as the partnership’s future performance. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s and NuStar GP Holdings, LLC’s 2014 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Statement of Income Data:
Revenues:
Service revenues	$288,574	$266,651	$833,128	$755,551
Product sales	204,992	527,771	785,993	1,637,829
Total revenues	493,566	794,422	1,619,121	2,393,380
Costs and expenses:
Cost of product sales	193,958	509,794	738,074	1,578,508
Operating expenses	122,634	115,964	355,419	337,566
General and administrative expenses	23,679	24,967	75,425	68,986
Depreciation and amortization expense	52,301	48,599	157,523	142,765
Total costs and expenses	392,572	699,324	1,326,441	2,127,825
Operating income	100,994	95,098	292,680	265,555
Equity in earnings of joint ventures	—	2,749	—	1,737
Interest expense, net	(33,448)	(33,007)	(98,309)	(100,546)
Interest income from related party	—	—	—	1,055
Other income (expense), net	1,776	(1,388)	61,892	1,816
Income from continuing operations before income tax expense	69,322	63,452	256,263	169,617
Income tax expense	4,306	4,335	9,797	10,317
Income from continuing operations	65,016	59,117	246,466	159,300
Income (loss) from discontinued operations, net of tax	—	2,831	774	(2,316)
Net income	$65,016	$61,948	$247,240	$156,984
Net income applicable to limited partners	$52,911	$50,074	$209,881	$121,817
Net income (loss) per unit applicable to limited partners:
Continuing operations	$0.68	$0.61	$2.68	$1.59
Discontinued operations	—	0.03	0.01	(0.03)
Total	$0.68	$0.64	$2.69	$1.56
Weighted-average limited partner units outstanding	77,886,078	77,886,078	77,886,078	77,886,078

EBITDA from continuing operations (Note 1)	$155,071	$145,058	$512,095	$411,873
DCF from continuing operations (Note 1)	$102,126	$100,684	$326,578	$297,717

	September 30,			December 31,
	2015	2014		2014
Balance Sheet Data:
Total debt	$3,151,359	$2,752,951		$2,826,452
Partners’ equity	$1,653,900	$1,768,645		$1,716,210
Consolidated debt coverage ratio (Note 2)	4.4x	4.0x		4.0x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Pipeline:
Refined products pipelines throughput (barrels/day)	531,034	514,361	512,340	503,059
Crude oil pipelines throughput (barrels/day)	477,537	471,698	483,974	419,824
Total throughput (barrels/day)	1,008,571	986,059	996,314	922,883
Throughput revenues	$131,395	$125,461	$378,030	$346,218
Operating expenses	41,199	39,996	113,141	109,685
Depreciation and amortization expense	21,660	19,813	62,893	57,655
Segment operating income	$68,536	$65,652	$201,996	$178,878
Storage:
Throughput (barrels/day)	872,877	914,599	903,506	877,052
Throughput revenues	$32,051	$32,498	$98,365	$91,184
Storage lease revenues	130,052	111,447	371,714	330,313
Total revenues	162,103	143,945	470,079	421,497
Operating expenses	73,505	68,244	220,137	202,602
Depreciation and amortization expense	28,612	26,300	88,227	77,480
Segment operating income	$59,986	$49,401	$161,715	$141,415
Fuels Marketing:
Product sales and other revenue	$206,696	$531,190	$790,719	$1,645,812
Cost of product sales	198,006	513,300	750,086	1,590,605
Gross margin	8,690	17,890	40,633	55,207
Operating expenses	10,509	10,367	29,877	33,294
Depreciation and amortization expense	—	5	—	16
Segment operating (loss) income	$(1,819)	$7,518	$10,756	$21,897
Consolidation and Intersegment Eliminations:
Revenues	$(6,628)	$(6,174)	$(19,707)	$(20,147)
Cost of product sales	(4,048)	(3,506)	(12,012)	(12,097)
Operating expenses	(2,579)	(2,643)	(7,736)	(8,015)
Total	$(1)	$(25)	$41	$(35)
Consolidated Information:
Revenues	$493,566	$794,422	$1,619,121	$2,393,380
Cost of product sales	193,958	509,794	738,074	1,578,508
Operating expenses	122,634	115,964	355,419	337,566
Depreciation and amortization expense	50,272	46,118	151,120	135,151
Segment operating income	126,702	122,546	374,508	342,155
General and administrative expenses	23,679	24,967	75,425	68,986
Other depreciation and amortization expense	2,029	2,481	6,403	7,614
Consolidated operating income	$100,994	$95,098	$292,680	$265,555

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)
Notes:

(1)
NuStar Energy L.P. utilizes financial measures such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF), adjusted net income and adjusted net income per unit (collectively, financial measures), which are not defined in U.S. generally accepted accounting principles (GAAP). Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these financial measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and/or the cash that the business is generating. None of these financial measures are presented as an alternative to net income or income from continuing operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP. For purposes of segment reporting, we do not allocate general and administrative expenses to our reported operating segments because those expenses relate primarily to the overall management at the entity level. Therefore, EBITDA reflected in the segment reconciliations exclude any allocation of general and administrative expenses consistent with our policy for determining segmental operating income, the most directly comparable GAAP measure.

The following is a reconciliation of income from continuing operations to EBITDA from continuing operations and DCF from continuing operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Income from continuing operations	$65,016	$59,117	$246,466	$159,300
Plus interest expense, net and interest income from related party	33,448	33,007	98,309	99,491
Plus income tax expense	4,306	4,335	9,797	10,317
Plus depreciation and amortization expense	52,301	48,599	157,523	142,765
EBITDA from continuing operations	155,071	145,058	512,095	411,873
Equity in earnings of joint ventures	—	(2,749)	—	(1,737)
Interest expense, net and interest income from related party	(33,448)	(33,007)	(98,309)	(99,491)
Reliability capital expenditures	(9,239)	(6,264)	(22,066)	(18,262)
Income tax expense	(4,306)	(4,335)	(9,797)	(10,317)
Distributions from joint ventures	—	2,785	2,500	5,879
Other items (a)	(1,100)	4,177	(53,314)	8,046
Mark-to-market impact of hedge transactions (b)	(4,852)	(4,981)	(4,531)	1,726
DCF from continuing operations	$102,126	$100,684	$326,578	$297,717

Less DCF from continuing operations available to general partner	12,766	12,766	38,298	38,298
DCF from continuing operations available to limited partners	$89,360	$87,918	$288,280	$259,419

DCF from continuing operations per limited partner unit	$1.15	$1.13	$3.70	$3.33

(a)
Other items consist of the net change in deferred revenue associated with throughput deficiency payments and construction reimbursements. For the nine months ended September 30, 2015, other items also include a $56.3 million non-cash gain associated with the Linden terminal acquisition.

(b)
DCF from continuing operations excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in DCF from continuing operations when the contracts are settled.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes (continued):
The following is a reconciliation of net income and net income per unit to adjusted net income applicable to limited partners and adjusted net income per unit:

	Nine Months Ended September 30, 2015
Net income / net income per unit	$247,240	$2.69
Gain on Linden terminal acquisition	(56,277)	(0.71)
Adjusted net income	190,963
GP interest and incentive	(36,233)
Adjusted net income applicable to limited partners / adjusted net income per unit	$154,730	$1.98

The following is a reconciliation of EBITDA from continuing operations to adjusted EBITDA from continuing operations:

Nine Months Ended September 30, 2015
EBITDA from continuing operations	$512,095
Gain on Linden terminal acquisition	(56,277)
Adjusted EBITDA from continuing operations	$455,818

The following is a reconciliation of projected incremental operating income to projected incremental EBITDA for the pipeline segment:

Year Ended December 31, 2015
Projected incremental operating income	$ 18,000 - 23,000
Plus projected incremental depreciation and amortization expense	7,000 - 12,000
Projected incremental EBITDA	$ 25,000 - 35,000

The following is a reconciliation of projected incremental operating income to projected incremental EBITDA for the storage segment:

Year Ended December 31,
	2016	2015
Projected incremental operating income	$ (17,000 - 41,000)	$ 30,000 - 35,000
Plus projected incremental depreciation and amortization expense	2,000 - 6,000	10,000 - 15,000
Projected incremental EBITDA	$ (15,000 - 35,000)	$ 40,000 - 50,000

The following is a reconciliation of projected operating income to projected EBITDA for the fuels marketing segment:

Year Ended December 31,
	2016	2015
Projected operating income	$ 15,000 - 35,000	$ 10,000 - 20,000
Plus projected depreciation and amortization expense	—	—
Projected EBITDA	$ 15,000 - 35,000	$ 10,000 - 20,000

(2)	The consolidated debt coverage ratio is calculated as consolidated debt to consolidated EBITDA, each as defined in our $1.5 billion five-year revolving credit agreement.